JOHN B. SANFILIPPO & SON, INC.
		  ------------------------------
			 2299 Busse Road
		 Elk Grove Village, Illinois 60007

	     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
	     ----------------------------------------
			    to be held
		       on October 27, 1999




TO THE STOCKHOLDERS:

The annual meeting of stockholders of John B. Sanfilippo & Son, Inc. (the "Company") will be held on Wednesday, October 27, 1999 at 10:00 a.m., local time, at the Wyndham Hotel Northwest Chicago, 400 Park Boulevard, Itasca, Illinois 60143, for the following purposes:

1.  To elect directors;

2.  To ratify the action of the Board of Directors in appointing
PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending June 29, 2000; and

3. To transact such other business as may properly be brought before the annual meeting or any adjournment or postponement thereof.

The annual meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

The Board of Directors has fixed the close of business on September 10, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the annual meeting.

Stockholders are requested to complete and sign the enclosed proxy, which is solicited by the Board of Directors, and promptly return it in the accompanying envelope whether or not they plan to attend the annual meeting in person. The proxy is revocable at any time before it is voted. Returning the proxy will in no way limit your right to vote at the annual meeting if you should later decide to attend and vote in person.

Because two classes of stock of the Company are now outstanding, a separate form of proxy has been prepared with respect to each class of stock: a white proxy, which relates to the Company's Common Stock, $.01 par value, and a blue proxy, which relates to the Company's Class A Common Stock, $.01 par value. Stockholders who own of record shares of only one class are being furnished only with the proxy relating to that class. Stockholders who own of record shares of both classes are being furnished with both proxies (in separate mailings, each of which also includes a copy of this notice and the proxy statement). Stockholders who receive both proxies must complete, sign and return both proxies in order for the shares of both classes to be voted by proxy.

				   By Order of the Board of Directors

				   /s/ MICHAEL J. VALENTINE
				   ------------------------
				   MICHAEL J. VALENTINE
				   Secretary
Elk Grove Village, Illinois
September 15, 1999

JOHN B. SANFILIPPO & SON, INC.
------------------------------
PROXY STATEMENT
---------------
ANNUAL MEETING OF STOCKHOLDERS
------------------------------
October 27, 1999

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of John B. Sanfilippo & Son, Inc., a Delaware corporation, of proxies for use at the annual meeting of stockholders of the Company to be held on Wednesday, October 27, 1999 at 10:00 a.m., local time, at the Wyndham Hotel Northwest Chicago, 400 Park Boulevard, Itasca, Illinois 60143, and at any postponement or adjournment thereof (the "Annual Meeting"). All shares of the Company's Common Stock, $.01 par value (the "Common Stock"), and the Company's Class A Common Stock, $.01 par value (the "Class A Stock"), entitled to vote at the Annual Meeting which are represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies. Any stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company, or by attending the Annual Meeting and voting in person. Any written notice of revocation or subsequent proxy should be delivered to the Company at 2299 Busse Road, Elk Grove Village, Illinois 60007, Attention:
Secretary, or hand delivered to the Secretary, before the closing of the polls at the Annual Meeting. Unless the context otherwise requires, references herein to the "Company" refer to John B. Sanfilippo & Son, Inc. and its subsidiaries.

This Proxy Statement and accompanying proxy are being mailed to stockholders on or about September 15, 1999. The mailing address of the principal executive offices of the Company is 2299 Busse
Road, Elk Grove Village, Illinois 60007.

RECORD DATE AND SHARES OUTSTANDING
----------------------------------
The Company had outstanding on September 10, 1999, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 5,461,139 shares of Common Stock (excluding 117,900 treasury shares) and 3,687,426 shares of Class A Stock. The Common Stock is traded on the Nasdaq National Market. There is no established public trading market for the Class A Stock.

VOTING AND QUORUM
-----------------
Pursuant to the Company's Restated Certificate of Incorporation (the "Restated Certificate"), so long as the total number of shares of Class A Stock outstanding is greater than or equal to 12.5% of the total number of shares of Class A Stock and Common Stock outstanding, generally the holders of Common Stock voting as a class are entitled to elect such number (rounded to the next highest number in the case of a fraction) of directors as equals 25% of the total number of directors constituting the full Board of Directors and the holders of Class A Stock voting as a class are entitled to elect the remaining directors. The holders of Common Stock are not entitled to cumulative voting. In connection with the election of directors, however, each holder of Class A Stock has the right, in person or by proxy, to either (a) vote the number of shares of Class A Stock owned by such holder for as many persons as there are directors to be elected by holders of Class A Stock ("Class A Directors"), or (b) cumulate said votes (by multiplying the number of shares of Class A Stock owned by such holder by the number of candidates for election as a Class A Director) and either (i) give one candidate all of the cumulated votes, or (ii) distribute the cumulated votes among such candidates as the holder sees fit.

Two proposals are scheduled for stockholder consideration at the Annual Meeting, each of which is described more fully herein: (i) the election of seven directors of the Company; and (ii) the ratification of the action of the Board of Directors in appointing PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending June 29, 2000. At the meeting, the holders of Common Stock voting as a class will be entitled to elect two of the seven directors, and the holders of Class A Stock voting as a class will be entitled to elect the remaining five directors. With respect to all matters other than the election of directors or any matters for which class voting is required by law, the holders of Common Stock and the holders of Class A Stock will vote together as a single class and the holders of Common Stock will be entitled to one vote per share of Common Stock and the holders of Class A Stock will be entitled to ten votes per share of Class A Stock.

Attendance at the meeting in person or by proxy by the holders of Common Stock entitled to cast at least a majority of the votes which the Common Stock is entitled to cast at the Annual Meeting is required in order to establish a quorum for the purpose of electing the directors to be elected by holders of the Common Stock (the "Common Stock Directors"). Attendance at the Annual Meeting in person or by proxy by the holders of Class A Stock entitled to cast at least a majority of the votes which the Class A Stock is entitled to cast at the Annual Meeting is required in order to establish a quorum for the purpose of electing the Class A Directors. Attendance at the meeting in person or by proxy by the holders of Common Stock and Class A Stock entitled to cast at least a majority of the votes which such stock is entitled to cast at the Annual Meeting on matters other than the election of directors is required in order to establish a quorum for the purpose of any other business. Assuming the presence of a quorum, (i) the affirmative vote of a majority of the shares of Common Stock and Class A Stock, voting separately as a class, present in person or by proxy at the Annual Meeting will be required for the election of the Common Stock Directors and Class A Directors, respectively, and (ii) the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast by the holders of Common Stock and Class A Stock, voting together as one class, present in person or by proxy at the Annual Meeting and entitled to vote thereon shall be required to act on all other matters to come before the Annual Meeting.

Votes may be cast by a stockholder in favor of the nominees for election as directors or withheld. Similarly, votes may be cast by a stockholder in favor or against ratification of the appointment of the independent accountants, or a stockholder may elect to abstain from voting on these issues. Directions to withhold authority, abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) will be counted in determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions and directions to withhold authority will have the effect of votes against the proposal being considered. Broker non-votes, because they are not deemed to be entitled to vote with respect to any matter for which a broker does not have authority to vote, are not counted in the vote totals and will have no effect on any proposal scheduled for consideration at the Annual Meeting.

If a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted (a) FOR the election of all nominees for election as director to be elected by holders of the class of shares covered by such proxy as listed herein, (b) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending June 29, 2000, and (c) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  --------------------------------------------------------------
The following table sets forth information as of September 10, 1999 with respect to the beneficial ownership of Common Stock and Class A Stock by (a) the persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock or Class A Stock, (b) each director, and nominee for director, of the Company, (c) each of the executive officers named in the Summary Compensation Table below ("Named Executive Officers") who currently serve as executive officers of the Company, and (d) all directors, nominees for directors and executive officers of the Company as a group. The information set forth in the table as to directors, nominees for directors and executive officers is based upon information furnished to the Company by them in connection with the preparation of this Proxy Statement. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o John B. Sanfilippo & Son, Inc., 2299 Busse Road, Elk Grove Village, Illinois 60007.

					    % of
				No. of   Outstanding                      % of         % of Outstanding
				Shares    Shares of   No. of Shares    Outstanding     Votes on Matters
			      Of Common    Common        of Class    Shares of Class  Other than Election
Name                           Stock(1)    Stock      A Stock(1)(2)      A Stock         of Directors
----                          ---------  -----------  -------------  ---------------  -------------------
Jasper B. Sanfilippo(3)+-        60,600      1.1%       1,523,776          41.3%              36.1%
Mathias A. Valentine(4)+-          None       --          627,515          17.0               14.8
Marian Sanfilippo(5)              8,152       *           914,720          24.8               21.6
Michael J. Valentine(6)+-        14,402       *           621,415          16.9               14.7
Jeffrey T. Sanfilippo(7)+-       11,052       *              None            --                 *
Gary P. Jensen(8)-               12,000       *              None            --                 *
Steven G. Taylor(9)-             19,600       *              None            --                 *
William D. Fischer(10)+          17,750       *              None            --                 *
J. William Petty(11)+             3,500       *              None            --                 *
John W. A. Buyers(12)+            7,300       *              None            --                 *
Timothy R. Donovan(13)x            None       --             None            --                 --
Governor James R. Edgar x          None       --             None            --                 --
Brinson Partners, Inc.(14)      750,900     13.7             None            --                1.8
Heartland Advisors, Inc.(15)    470,000      8.6             None            --                1.1
Dimensional Fund, Inc.(16)      416,000      7.6             None            --                1.0
All directors and executive
 officers as a group (11
 persons, all of whom are
 stockholders)(3)(4)(6)(7)
 (8)(9)(10)(11)(12)(17)         168,506      3.0        2,772,706          75.2               65.8

	+  Denotes Director.
	-  Denotes Named Executive Officer.
	x  Denotes nominee for election as  a Director.
	*  Less than one percent.

(1) Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. In calculating each holder's percentage ownership and beneficial ownership in the table above, shares of Common Stock which may be acquired by the holder through the exercise of stock options exercisable on or within 60 days of September 10, 1999 are included.

(2) Each share of Class A Stock is convertible at the option of the holder thereof at any time and from time to time into one share of Common Stock. In addition, the Restated Certificate provides that Class A Stock may be transferred only to (a) Jasper B. Sanfilippo or Mathias A. Valentine, (b) a spouse or lineal descendant of Mr. Sanfilippo or Mr. Valentine, (c) trusts for the benefit of any of the foregoing individuals,
(d) entities controlled by any of the foregoing individuals,
(e) the Company, or (f) any bank or other financial institution as a bona fide pledge of shares of Class A Stock by the owner thereof as collateral security for indebtedness due to the pledgee (collectively, the "Permitted
Transferees"), and that upon any transfer of Class A Stock to someone other than a Permitted Transferee each share transferred will automatically be converted into one share of Common Stock.

(3) Includes 163,045 shares of Class A Stock held as trustee of certain trusts, the beneficiaries of which are the children of Jasper and Marian Sanfilippo (two of whom - Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo are executive officers of the Company and one of whom - Jeffrey T.
Sanfilippo is a director of the Company). Includes 5,000 shares of Common Stock held as a trustee of a certain trust, the beneficiaries of which are the grandchildren of Jasper and Marian Sanfilippo. Includes 24,600 shares of Common
Stock that Mr. and Mrs. Sanfilippo hold in joint tenancy. Excludes shares held or voted by Jasper B. Sanfilippo's wife, Marian Sanfilippo, of which Mr. Sanfilippo disclaims beneficial ownership.

(4)  Excludes 24 shares of Common Stock held by Mathias A.
Valentine's wife, Mary Valentine, of which Mr. Valentine disclaims beneficial ownership.

(5) Includes 890,220 shares of Class A Stock held as trustee of certain trusts, the beneficiaries of which are the children of Jasper and Marian Sanfilippo (two of whom - Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo are executive officers of the Company and one of whom - Jeffrey T.
Sanfilippo is a director of the Company). Excludes shares held or voted by Marian Sanfilippo's husband, Jasper B. Sanfilippo, of which Mrs. Sanfilippo disclaims beneficial ownership. Excludes 24,600 shares of Common Stock that Mr. and Mrs. Sanfilippo hold in joint tenancy.

(6) Includes (a) options to purchase 750 shares of Common Stock, 1,600 shares of Common Stock and 900 shares of Common Stock at $6.60, $10.3125 and $6.875, respectively, per share which are exercisable by Michael J. Valentine on or within 60 days of September 10, 1999, (b) 621,415 shares of Class A Stock held as trustee of certain trusts (collectively, the "Valentine Trusts"), the beneficiaries of which are the children of Mathias and Mary Valentine, including Michael J. Valentine, and (c) 3,000 shares of Common Stock owned by a general partnership, the general partners of which are the Valentine Trusts.

(7) Includes options to purchase 600 shares of Common Stock, 1,400 shares of Common Stock and 900 shares of Common Stock at $6.60, $10.3125 and $6.875, respectively, per share which are exercisable by Jeffrey T. Sanfilippo on or within 60 days of September 10, 1999. Excludes, 32,609 and 178,044 shares of
Class A Stock held as trustee by Jasper B. Sanfilippo and
Marian Sanfilippo, respectively.  (Jasper B. Sanfilippo is
Chairman of the Board and Chief Executive Officer and a director of the Company.)

(8) Includes options to purchase 3,000 shares of Common Stock, 2,600 shares of Common Stock and 1,400 shares of Common Stock at $9.625, $9.375, and $6.25, respectively, per share which are exercisable by Gary P. Jensen on or within 60 days of September 10, 1999.

(9) Includes options to purchase 10,000 shares of Common Stock, 3,400 shares of Common Stock, 1,500 shares of Common Stock, 3,300 shares of Common Stock and 1,400 shares of Common Stock at $15.00, $13.75, $6.00, $9.375 and $6.25, respectively, per share which are exercisable by Steven G. Taylor on or within 60 days of September 10, 1999.

(10) Includes options to purchase 4,000 shares of Common Stock, 1,000 shares of Common Stock, 500 shares of Common Stock, 750 shares of Common Stock and 500 shares of Common Stock at $12.25, $10.50, $6.00, $6.625 and $6.00, respectively, per share which are exercisable by William D. Fischer on or within 60 days of September 10, 1999. Mr. Fischer's mailing address is 680 North Lake Shore Drive, Chicago, IL 60611.

(11) Includes options to purchase 1,000 shares of Common Stock, 750 shares of Common Stock, 500 shares of Common Stock and 250 shares of Common Stock at $8.25, $6.625, $6.00 and
$4.25,respectively, per share which are exercisable by J.
William Petty on or within 60 days of September 10, 1999.  Mr.
Petty's mailing address is 425 Ahwahnee Road, Lake Forest, IL
60045.

(12) Includes options to purchase 4,000 shares of Common Stock, 1,000 shares of Common Stock, 500 shares of Common Stock, 750 shares of Common Stock, 500 shares of Common Stock and 250 shares of Common Stock at $12.25, $10.50, $6.00, $6.625, $6.00
and $4.25, respectively, per share which are exercisable by John W. A. Buyers on or within 60 days of September 10, 1999. Mr. Buyers' mailing address is 26-238 Hawaii Belt Road, Hilo, HI 96720.

(13) Excludes (a) 4,152 shares of Common Stock held by Mr. Donovan's spouse, Elaine Karacic, (b) 18,102 shares of Common Stock held by Elaine Karacic as trustee of certain trusts, the beneficiaries of which are the children of Mr. Donovan and Ms. Karacic, and (c) 146,732 shares of Common Stock held by Ms. Karacic as trustee of certain trusts, the beneficiaries of which are Ms. Karacic and her three siblings. Mr. Donovan disclaims beneficial ownership of all of the foregoing shares of Common Stock. Mr. Donovan's mailing address is c/o Tenneco Automotive, Inc., 500 North Field Drive, Lake Forest, IL 60045.

(14) The information set forth in the table above and in this footnote is based solely on (i) a Schedule 13G/A dated April 19, 1999 filed jointly by Brinson Partners, Inc. ("BPI") and UBS AG and (ii) Forms 13F as of June 30, 1999 filed by BPI. BPI is a wholly owned subsidiary of UBS AG. The principal business office of BPI is located at 209 South LaSalle Street, Chicago, IL 60604-1295. The principal business office of UBS AG is located at Bahnhofstrasse 45 8021 Zurich, Switzerland.

(15) The information set forth in the table above and in this footnote is based solely on a Schedule 13G dated January 21, 1999 and a Form 13F as of June 30, 1999 filed by Heartland Advisors Inc. The principal business office of Heartland Advisors Inc. is 790 North Milwaukee Street, Milwaukee, WI 53202.

(16) The information set forth in the table above and in this footnote is based solely on a Schedule 13G dated February 11, 1999 and a Form 13F as of June 30, 1999 filed by Dimensional Fund Advisors Inc. The principal business office of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th floor, Santa Monica, CA 90401.

(17) Includes options to purchase a total of 66,000 shares of Common Stock (including the options referred to in footnotes 6, 7, 8, 9, 10, 11 and 12 above) at prices ranging from $4.25 to $15.00 per share which are exercisable by certain of the directors and executive officers on or within 60 days of September 10, 1999.


	     ELECTION OF DIRECTORS
	     ---------------------
Seven directors are to be elected to serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualified. Two of such directors are to be elected by the holders of Common Stock voting as a class and the remaining five directors are to be elected by the holders of Class A Stock voting as a class. While the Board of Directors does not contemplate that any nominee for election as a director will not be able to serve, if any of the nominees for election shall be unable or shall fail to serve as a director, the holders of proxies shall vote such proxies for such other person or persons as shall be determined by such holders in their discretion or, so long as such action does not conflict with the provisions of the Company's Restated Certificate relating to the proportion of directors to be elected by the holders of Common Stock, the Board of Directors may, in its discretion, reduce the number of directors to be elected.

The Board of Directors recommends that the stockholders vote "FOR" each of the nominees listed herein.

The affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting is required to elect the nominees for election by the holders of Common Stock. The affirmative vote of a majority of the total votes possessed by the shares of Class A Stock present at the meeting, in accordance with the cumulative voting rights possessed by holders of Class A Stock, is required to elect the nominees for election by the holders of Class A Stock. Messrs. Fischer and Petty, current members of the Board of Directors, will not stand for re-election and will retire after the Annual Meeting.

	NOMINEES FOR ELECTION BY THE HOLDERS OF COMMON STOCK
	----------------------------------------------------

The name of and certain information regarding each nominee for election to the Company's Board of Directors by the holders of Common Stock, as reported to the Company, is set forth below.

JOHN W. A. BUYERS, DIRECTOR, age 71 -- Mr. Buyers is currently employed by C. Brewer and Company, Limited ("C. Brewer"), based in Hilo, Hawaii, where he has served as Chief Executive Officer since 1975 and as Chairman of the Board since 1982. Mr. Buyers is also currently the Chairman of the Board, President and Chief Executive Officer of Buyco, Inc., the privately held parent company of
C. Brewer, and has served in those capacities since 1986.
C. Brewer is a diversified agribusiness, specialty foods company and developer of commercial and agricultural real estate. It is the world's leading producer of macadamia nuts (Mauna Loa) and guava (KAI and Mauna La'i). In addition, C. Brewer specializes in the roasting, processing, marketing and distribution of Kona Coffee (Royal Kona and Mauna Kea) as well as the processing, marketing and distribution of Hawaiian fruit jams, jellies and syrups (Kukuir). C. Brewer also distributes products and services for the agricultural, environmental and construction industries. In addition, Mr. Buyers currently serves on the board of directors of First Hawaiian Bank, First Hawaiian, Inc., Mauna Loa Macadamia Partners, L.P., and C. Brewer Homes, Inc. Mr. Buyers has been a member of the Company's Board of Directors since January 1992 and is a member of the Company's Audit Committee and Compensation Committee.

GOVERNOR JAMES R. EDGAR, age 53 -- Governor Edgar is currently a Distinguished Fellow at the University of Illinois Institute of Government and Public Affairs where he is also a teacher and lecturer. He has been in this position since January 1999. He is also a Resident Fellow at the John F. Kennedy School of Government at Harvard University beginning in the 1999 fall semester. Gov. Edgar served as governor of Illinois from January 14, 1991 through January 11, 1999. Prior to his election, Gov. Edgar served as Illinois Secretary of State from 1981 to 1991. Gov. Edgar's retirement from public office marked 30 years of state government service. Gov. Edgar serves on the board of directors of Kemper Insurance Companies, the board of directors of Scudder Kemper Funds and the board of directors of the Association of Governing Boards of Universities and Colleges. He is also a member of the board of directors of the National Center for Public Policy and Higher Education.

    NOMINEES FOR ELECTION BY THE HOLDERS OF CLASS A STOCK
    -----------------------------------------------------

The name of and certain information regarding each nominee for election to the Company's Board of Directors by the holders of Class A Stock, as reported to the Company, is set forth below.

JASPER B. SANFILIPPO, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER AND DIRECTOR, age 68 -- Mr. Sanfilippo has been employed by the Company since 1953. Mr. Sanfilippo served as the Company's President from 1982 to December 1995 and was the Company's Treasurer from 1959 to October 1991. He became the Company's Chairman of the Board and Chief Executive Officer in October 1991 and has been a member of the Company's Board of Directors since 1959. Mr. Sanfilippo is also a member of the Company's Compensation Committee and was a member of the Stock Option Committee until February 27, 1997 (when that Committee was disbanded). Since June 1992, Mr. Sanfilippo has been a member of the Board of Directors and a Vice President of Sunshine Nut Co., Inc. ("Sunshine"), a wholly owned subsidiary acquired by the Company in 1992.
Mr. Sanfilippo is the father of Jasper B. Sanfilippo, Jr., an executive officer of the Company, and Jeffrey T. Sanfilippo, an executive officer and director of the Company, the brother-in-law of Mathias A. Valentine, the President and a director of the Company and the uncle of Michael J. Valentine, a director and an executive officer of the Company. Mr. Sanfilippo is also the uncle by marriage of Timothy R. Donovan, a nominee to be a director of the Company.

MATHIAS A. VALENTINE, PRESIDENT AND DIRECTOR, age 66 --
Mr. Valentine has been employed by the Company since 1960 and was named its President in December 1995. He served as the Company's Secretary from 1969 to December 1995, as its Executive Vice President from 1987 to October 1991 and as its Senior Executive Vice President and Treasurer from October 1991 to December 1995.
He has been a member of the Company's Board of Directors since 1969. Mr. Valentine is also a member of the Company's Compensation Committee and was a member of the Stock Option Committee until February 27, 1997 (when that Committee was disbanded). Mr. Valentine has been a member of the Board of Directors and a Vice President of Sunshine since June 1992. Mr. Valentine is the brother-in-law of Jasper B. Sanfilippo, Chairman of the Board and Chief Executive Officer and a director of the Company, the father of Michael J. Valentine, a director and an executive officer of the Company and the uncle of Jasper B. Sanfilippo, Jr., an executive officer of the Company, and Jeffrey T. Sanfilippo, an executive
officer and director of the Company.   Mr. Valentine is also the
uncle by marriage of Timothy R. Donovan, a nominee to be a director of the Company.

MICHAEL J. VALENTINE, SENIOR VICE PRESIDENT AND SECRETARY, age 40 -- Mr. Valentine has been employed by the Company since 1987 and in August 1999 was named Senior Vice President and Secretary. Mr. Valentine was elected as a director of the Company in April 1997. Mr. Valentine served as the Company's Vice President and Secretary from December 1995 to August 1999. He served as Assistant Secretary and the General Manager of External Operations for the Company from June 1987 and 1990, respectively, to December 1995.
Mr. Valentine is the son of Mathias A. Valentine, the President and a director of the Company, the nephew of Jasper B. Sanfilippo, Chairman of the Board and Chief Executive Officer of the Company and cousin of Jasper B. Sanfilippo, Jr., an executive officer of the Company, and Jeffrey T. Sanfilippo, an executive officer and director of the Company. Mr. Valentine is also a first cousin by marriage of Timothy R. Donovan, a nominee to be a director of the Company.

JEFFREY T. SANFILIPPO, SENIOR VICE PRESIDENT SALES AND MARKETING, age 36 -- Mr. Sanfilippo has been employed by the Company since 1991 and was named its Senior Vice President Sales and Marketing in August 1999. He served as General Manager West Coast Operations from September 1991 to September 1993. He served as Vice President West Coast Operations and Sales from October 1993 to September 1995. He served as Vice President Sales and Marketing from October 1995 to August 1999. Mr. Sanfilippo is the son of Jasper B. Sanfilippo, the Chairman of the Board and Chief Executive Officer and a director of the Company, the nephew of Mathias A. Valentine, the President and a director of the Company, the brother of Jasper
B. Sanfilippo, Jr., an executive officer of the Company and the cousin of Michael J. Valentine, an executive officer and director of the Company. Mr. Sanfilippo is also a first cousin by marriage of Timothy R. Donovan, a nominee to be a director of the Company.

TIMOTHY R. DONOVAN, age 43 -- Mr. Donovan is currently a partner in the law firm of Jenner & Block, where he has served as the Chairman of the Corporate and Securities Department since 1998 and as a member of the firm's Executive Committee since 1997. Mr. Donovan joined Jenner & Block in 1982 after serving as a staff trial attorney at the Chicago District Counsel's Office of the Internal Revenue Service. On August 1, 1999, Mr. Donovan was appointed Senior Vice President and General Counsel of Tenneco Automotive Inc., one of the world's largest producers of emissions control and ride control systems and products for the automotive industry. As a result of this appointment, Mr. Donovan will resign from Jenner & Block at the end of this calendar year. Mr. Donovan is the nephew by marriage of Messrs. Jasper B. Sanfilippo and Mathias A. Valentine, who are directors and executive officers of the Company, and the first cousin by marriage of Jasper B. Sanfilippo, Jr., Jeffrey T. Sanfilippo and Michael J. Valentine, each of whom is an executive officer and certain of whom are also directors of the Company.


	COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
	-------------------------------------------------

The Board of Directors of the Company met four times during fiscal 1999. During fiscal 1999, all directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served. Standing committees of the Board of Directors include the Audit Committee and the Compensation Committee. The Board does not have a nominating committee, and the usual functions of such a committee are performed by the entire Board.

The Audit Committee reviews and, as it deems appropriate, approves internal accounting and financial controls for the Company and accounting principles and auditing practices and procedures to be employed in the preparation and review of financial statements of the Company. The Audit Committee also makes recommendations to the Board concerning the engagement of independent public accountants to audit the annual consolidated financial statements of the Company and arranges with such accountants the scope of the audit to be undertaken by them. Further, the Audit Committee also reviews related party transactions in accordance with the rules promulgated by the National Association of Securities Dealers, Inc. The current members of the Audit Committee are John W. A. Buyers, William D. Fischer and J. William Petty. The Audit Committee held two meetings during fiscal 1999.

The Compensation Committee reviews and makes recommendations to the Board with respect to the salaries, bonuses and other compensation of officers and other executives, including matters relating to stock options, which are determined by the entire Board of Directors. The Compensation Committee consists of Jasper B. Sanfilippo, William D. Fischer, John W. A. Buyers and Mathias A. Valentine. The Compensation Committee held two meetings during fiscal 1999.

COMPENSATION OF DIRECTORS
-------------------------
Compensation to directors who are not employees of the Company is paid at the rate of $16,000 per year plus $1,000 for each Board meeting attended, $350 for each telephonic meeting of the Board in which they participate, $500 for each committee meeting attended and $350 for each telephonic committee meeting in which they participate. Directors are also reimbursed for their expenses incurred in attending such meetings. Directors who are employees of the Company receive no additional compensation for their services as directors.

Under the 1998 Equity Incentive Plan, a director who is not an employee of the Company, its subsidiaries, or any of their affiliates (an "Outside Director") is automatically granted an option to purchase 1,000 shares of Common Stock on the date of his or her election to the Company's Board, and on each date of his or her re-election to the Board. Options granted to Outside Directors under the 1998 Equity Incentive Plan are granted at an exercise price equal to the Fair Market Value (as defined in the 1998 Equity Incentive Plan) of a share of Common Stock on the date of grant. Options granted to Outside Directors will become exercisable in equal increments of 250 shares of Common Stock on the first four anniversaries of the date of grant and expire 10 years following the date of grant. Pursuant to the 1998 Equity Incentive Plan, on October 28, 1999, Messrs. Buyers, Fischer and Petty each were granted an option to purchase up to 1,000 shares of Common Stock at an exercise price of $4.25 per share. On January 27, 1999, the Board honored the request of Mr. Fischer and cancelled the option for 1,000 shares that was awarded to him on October 28, 1999 due to his desire not to stand for re-election at the fiscal 1999 Annual Stockholders meeting.



	EXECUTIVE COMPENSATION
	----------------------

The following table sets forth a summary of compensation for services in all capacities to the Company during the fiscal year ended June 24, 1999, the fiscal year ended June 25, 1998, the twenty-six weeks ended June 26,1997 (the "Transition Period", effective April 30, 1997 the Company changed its fiscal year from a year ending on December 31 to a year ending on the last Thursday of June each year) and the fiscal year ended December 31, 1996 paid to or accrued for (i) the Company's Chief Executive Officer, and
(ii) each of the four additional most highly compensated executive officers of the Company, and (iii) former executive officer of the Company, (collectively the "Named Executive Officers").

		  SUMMARY COMPENSATION TABLE
		  --------------------------

								       Long Term
								     Compensation
					 Annual Compensation            Awards
				   --------------------------------  -------------
								      Securities
    Name and                                                          Underlying     All Other
 Principal Position        Year     Salary       Bonus     Other(1)   Options(#)    Compensation
--------------------       ----    --------     -------    --------   ----------   --------------
Jasper B. Sanfilippo       1999    $410,000     $     0     $4,270          --     $139,138(2)(3)
 Chairman of the           1998     403,077      45,995      6,231          --      141,185
 Board and Chief           1997+    184,615      18,000         --          --       63,972
 Executive Officer         1996     395,877           0         --          --      129,960

Mathias A. Valentine       1999    $250,000     $     0     $2,441          --      $77,699(3)(4)
 President                 1998     243,077      27,755      2,082          --       76,271
			   1997+    110,769      10,800         --          --       27,904
			   1996     236,539           0         --          --       64,678

Steven G. Taylor(5)        1999    $194,807     $     0       $237        5,000     $40,856(6)
 Executive Vice            1998     178,153      18,920        366          --        2,193
 President                 1997+     87,500       7,350         --        2,800       1,214
			   1996     172,424           0         --          --        1,065

John C. Taylor(5)(7)       1999    $135,327     $     0       $199          --      $54,337(8)
 Executive Group           1998     178,153      18,920        606          --        5,094
 Vice President            1997+     87,500       7,350         --        2,800       4,116
			   1996     172,424           0         --          --        6,486

Gary P. Jensen             1999    $155,315     $     0       $389        5,000        $999(9)
 Executive Vice            1998     143,446      15,280        498          --          846
 President Finance and     1997+     64,615       5,880         --        2,800         300
 Chief Financial Officer   1996     138,408           0         --          --          300

Michael J. Valentine       1999    $114,115     $     0         --          --         $400(10)
 Senior Vice President     1998     103,461      10,077         --          --          300
 and Secretary             1997+     49,489       3,811         --        1,800         300
			   1996      97,413           0         --          --          300

  + Compensation for the Transition Period 1997, which consists of the twenty-six weeks ended June 26, 1997.

(1) None of the Named Executive Officers received perquisites in excess of the lesser of $50,000 or 10% of the aggregate of such officer's salary and bonus. The
Other Annual Compensation reflected is the Company's reimbursement to the named executives for the tax liability incurred by the named executives for a life insurance benefit as described in the subsequent footnotes. The named executives are the only employees who participate in this benefit.

(2) Includes $116,503 of premiums paid by the Company under a split-dollar agreement with Mr. Sanfilippo covering certain joint and survivor life insurance policies issued on the joint lives of Jasper B. Sanfilippo and his spouse. Also includes $14,492 of life insurance premiums. During fiscal 1999, the Company paid $8,143 for the term portions of the split-dollar life insurance premiums of Mr. Sanfilippo.

(3) The split-dollar agreements require that the Company be reimbursed for all premiums paid upon either the surrender of the policies or the death of both insureds.
The reimbursement obligation is secured by a collateral assignment to the Company of certain rights in the policies. The Company is required to pay the monthly premiums; provided, however, each of Messrs. Sanfilippo and Valentine may elect in any year to pay that portion of the monthly premiums which would otherwise be treated as taxable compensation to him under the Internal Revenue
Code of 1986, as amended (the "Code"). The Company reflects the total amount of premiums it pays under the split-dollar agreements as an asset on its financial statements.

(4) Includes $40,008 of premiums paid by the Company under a split-dollar agreement with Mr. Valentine covering certain joint and survivor life insurance policies issued on the joint lives of Mathias A. Valentine and his spouse.
Also includes $31,380 of life insurance premiums and $400 of matching contributions to the 401(k) Plan described below. During 1999, the Company paid $5,911 for the term portions of the split-dollar life insurance premiums of Mr. Valentine.

(5)  The salary and bonus amounts set forth for Mr. Steven
G. Taylor and Mr. John C. Taylor, executive officers of the Company and, for the periods presented above, executive officers and employees of Sunshine were paid by Sunshine.

(6) Includes $38,541 of relocation expenses, $400 of matching contributions to the 401(k) Plan described below, $733 of life insurance premiums and $1,182 of disability insurance premiums paid by the Company for fiscal 1999.

(7) Effective April 12, 1999, John C. Taylor resigned as an executive officer of the Company and Sunshine.

(8) Includes $50,000 pertaining to a severance agreement, $3,937 of disability insurance premiums and $400 of matching contributions to the 401(k) Plan described below.

(9)  Includes $400 of matching contributions to the 401(k)
Plan described below and $599 of life insurance premiums paid by the Company for fiscal 1999.

(10) Includes $400 of matching contributions to the 401(k)
Plan described below.


INCENTIVE BONUS PROGRAM
-----------------------
During the Transition Period, the Compensation Committee established an Incentive Bonus Program (the "Incentive Bonus Program") to provide qualifying employees, including executive officers, with cash bonuses. Under the Incentive Bonus Program, cash bonuses are awarded based on the Company's earnings per share and vary according to each qualifying employee's job category. The Company did not accrue or pay bonuses in fiscal 1999 in accordance with the Incentive Bonus Program. Under the Incentive Bonus Program the Company paid aggregate bonuses for fiscal 1998 of $442,139 in September 1998. The Company awarded aggregate bonuses of $177,082 under the Incentive Bonus Program for the Transition Period, which were paid in March 1998. The Company did not have an incentive bonus program in 1996 and did not pay any bonuses in 1996.

401(k) PLAN
-----------
The Company maintains a plan (the "401(k) Plan") which is intended to qualify under sections 401(a) and 401(k) of the Code. The 401(k) Plan was adopted in January 1986 and amended in August 1992, January 1993, January 1994 and January 1996. All non-union employees of the Company who have attained age 21 and completed at least one year of service with the Company are eligible to participate in the 401(k) Plan. The 401(k) Plan permits each participant to make contributions on a pretax basis subject to limitations established by the trustees who administer the 401(k) Plan. The amount of participant contributions to the 401(k) Plan may also be limited by Code requirements. Effective January 1, 1994, the Company contributes 50% of the amount each employee contributes to the 401(k) Plan up to a maximum matching contribution of $300 per employee. Effective January 1, 1999 the Company's matching contribution was increased to a maximum of $400 per employee. The Company may also make discretionary contributions to the 401(k) Plan, which are allocated among participants pro rata based on compensation. The pretax contributions made by participants and the matching contributions made by the Company, and earnings thereon, are at all times fully vested. A participant's interest in discretionary contributions made by the Company and earnings thereon vest over a six year period and becomes fully vested upon the earliest to occur of such participant's attainment of age 65, death, disability or completion of six years of service. Benefits under the 401(k) Plan may be distributed to participants upon their termination of employment. In addition, the 401(k) Plan permits employees who have attained age 59 1/2 years and who have completed 10 years of service to withdraw all or a portion of their 401(k) Plan account balances under certain circumstances. In fiscal 1999, the Company made matching contributions to the 401(k) Plan of $400 on behalf of each of Messrs. Mathias Valentine, Jensen, Steven G. Taylor, John C. Taylor and Michael J. Valentine, and $2,800 for all executive officers as a group. The Chief Executive Officer did not make any elective contributions to the 401(k) Plan in fiscal 1999 and, consequently, did not receive any matching contributions.
The Company did not make any discretionary contributions to the 401(k) Plan for fiscal 1999, fiscal 1998, the Transition Period or fiscal 1996.

1991 Stock Option Plan
----------------------
The Company's 1991 Stock Option Plan (the "1991 Plan") was adopted in 1991 and terminated by the Board of Directors as of February 28, 1995. The termination of the 1991 Plan does not, however, affect options granted under the 1991 Plan which remain outstanding. The 1991 Plan was administered by the Stock Option Committee, which was comprised of Jasper B. Sanfilippo and Mathias A. Valentine. Messrs. Sanfilippo and Valentine were not eligible to participate in the 1991 Plan. Effective February 27, 1997, the Stock Option Committee was eliminated and administration of the 1991 Plan was assumed by the Board of Directors. An aggregate of 350,000 shares of Common Stock were available for awards under the 1991 Plan, subject to adjustments reflecting changes in the Company's capitalization. Options granted under the 1991 Plan were either incentive stock options or such other forms of nonqualified stock options as the Stock Option Committee determined. Incentive stock options granted under the 1991 Plan were intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. The exercise price of such options was determined by the Stock Option Committee except that the exercise price of (a) an incentive stock option granted to an individual who owned (directly or by attribution under Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Owner") had to be at least 110% of the fair market value (as defined in the 1991 Plan) of a share of Common Stock on the date the incentive stock option was granted; (b) an incentive stock option granted to an individual other than a 10% Owner had to be at least 100% of the fair market value of a share of Common Stock on the date the incentive stock option was granted; and (c) a nonqualified stock option had to be at least 33% of the fair market value of a share of Common Stock on the date the nonqualified stock option was granted. Subject to certain exceptions, an individual's options expire if the individual's employment with or service as a director of the Company, as the case may be, terminates. As of February 28, 1995, the date the 1991 Plan was terminated, the Company had granted options to purchase a total of 373,000 shares of Common Stock pursuant to the 1991 Plan (although no more than 350,000 shares of Common Stock were, at any given time, subject to options granted under the 1991 Plan). Of these options, 175,401 had been canceled and 2,649 had been exercised as of September 10, 1999 and 194,950 were exercisable on or within 60 days of September 10, 1999.

1995 Equity Incentive Plan
--------------------------
The Company's 1995 Equity Incentive Plan (the "1995 Plan") was adopted in 1995 and terminated by the Board of Directors as of August 27, 1998. The termination of the 1995 Plan does not, however, affect options granted under the 1995 Plan which remain outstanding. The purpose of the 1995 Plan was to encourage and facilitate the acquisition of Common Stock by those key employees and Outside Directors upon whose judgment and interest the growth, development and financial success of the Company is dependent. Subject to antidilution and similar provisions, an aggregate of 200,000 shares of Common Stock could be issued upon the exercise of stock options granted under the 1995 Plan. As of the date the 1995 Plan was terminated, the Company had granted options to purchase a total of 201,400 shares of Common Stock under the 1995 Plan (although no more than 200,000 shares of Common Stock were, at any time, subject to options granted under the 1995 Plan). Of these options, 51,900 had been canceled as of September 10, 1999, and 93,700 were exercisable on or within 60 days of September 10, 1999 ( the balance of such options becoming exercisable in various increments over the next two years).

Pursuant to the 1995 Plan, the Board of Directors could select key employees of the Company to receive awards of stock options, which could be either nonqualified stock options or "incentive stock options" within the meaning of
Section 422 of the Code, in consideration for their services. In addition under the 1995 Plan each Outside Director was granted a nonqualified option to purchase up to 1,000 shares of Common Stock (i) on the date of his or her initial election to the Board of Directors, and (ii) on the date of each subsequent re-election to the Board.

Generally, stock options granted under the 1995 Plan become exercisable in equal installments of 25% of the shares covered by the option on the first four anniversaries of the date of grant subject to, in the case of an employee, continued employment with the Company or its subsidiaries, or in the case of an Outside Director, continued service as a director, on such date. However, all options granted under the 1995 Plan become fully vested and exercisable on the first date on which no shares of Class A Stock are outstanding. The exercise price of options granted to employees under the 1995 Plan was determined by the Board of Directors; provided, however, that (i) the exercise price for nonqualified stock options granted to employees was required to be not less than 50% of the fair market value of a share of Common Stock on the date of grant, and (ii) the exercise price for incentive stock options was required to be not less than 100% of the fair market value of a share of Common Stock on the date of the grant (110% in the case of incentive stock options granted to a 10% Owner). The exercise price for each option granted to an Outside Director under the 1995 Plan was required to equal 100% of the fair market value for a share of Common Stock on the date such option was granted. Options granted under the 1995 Plan may not be assigned or transferred other than by will or the laws of descent and distribution and may be exercised during the grantee's lifetime only by the grantee. No option granted under the 1995 Plan may be exercised after the expiration of ten years after the date of the grant (five years in the case of incentive stock options granted to a 10% Owner). Unexercised options terminate upon or within one year of an employee's termination of employment with the Company.

1998 Equity Incentive Plan
--------------------------
The Company's 1998 Equity Incentive Plan (the "1998 Plan") was adopted in 1998 at the Annual Stockholders Meeting. The purpose of the 1998 Plan is to increase ownership of Common Stock of the Company by those key employees (including officers and certain directors who are also officers) and Outside Directors who contribute to the continued growth, development and financial success of the Company and its subsidiaries, and to attract and retain key employees and reward them for the Company's profitable performance. As of September 10, 1999, the Company had granted options to purchase a total 49,500 shares of Common Stock under the 1998 Plan. Of these options, 500 were exercisable on or within 60 days of September 10, 1999 ( the balance of such options becoming exercisable in various increments over the next four years).

Pursuant to the 1998 Plan, the Board of Directors can select key employees of the Company to receive awards of stock options, which can be either nonqualified stock options or "incentive stock options" within the meaning of Section 422 of the Code, in consideration for their services. Under the 1998 Plan each Outside Director is granted a nonqualified option to purchase up to 1,000 shares of Common Stock (i) on the date of his or her initial election to the Board of Directors, and (ii) on the date of each subsequent re-election to the Board.

Generally, stock options granted under the 1998 Plan become exercisable in equal installments of 25% of the shares covered by the option on the first four anniversaries of the date of grant subject to, in the case of an employee, continued employment with the Company or its subsidiaries, or in the case of an Outside Director, continued service as a director, on such date. However, all options granted under the 1998 Plan become fully vested and exercisable on the first date on which no shares of Class A Stock are outstanding. The exercise price of options granted to employees under the 1998 Plan is determined by the Board of Directors; provided, however, that (i) the exercise price for nonqualified stock options granted to employees was required to be not less than 50% of the fair market value of a share of Common Stock on the date of grant, and (ii) the exercise price for incentive stock options was required to be not less than 100% of the fair market value of a share of Common Stock on the date of the grant (110% in the case of incentive stock options granted to a 10% Owner). The exercise price for each option granted to an Outside Director under the 1998 Plan is required to equal 100% of the fair market value for a share of Common Stock on the date such option was granted. Options granted under the 1998 Plan may not be assigned or transferred other than by will or the laws of descent and distribution and may be exercised during the grantee's lifetime only by the grantee. No option granted under the 1998 Plan may be exercised after the expiration of ten years after the date of the grant (five years in the case of incentive stock options granted to a 10% Owner). Unexercised options terminate upon or within one year of an employee's termination of employment with the Company.

OPTION GRANT TABLE
------------------
The following table sets forth certain information concerning the grant of stock options made to each of the Named
Executive Officers during 1999.

	    OPTION GRANTS IN LAST FISCAL YEAR
	    ---------------------------------

				       Individual Grants
		       ------------------------------------------------------
										Potential Realizable Value
										  At Assumed Annual Rates
					% of Total                              of Stock Price Appreciation
				      Options Granted   Exercise                    for Option Term(2)
			  Options     to Employees in     Price    Expiration  ----------------------------
Name                   Granted(#)(1)    Fiscal Year     ($/Share)     Date          5%($)      10%($)
--------------------   -------------  ---------------   ---------  ----------    ---------   ---------
Jasper B. Sanfilippo          --              --            --          --           --          --

Mathias A. Valentine          --              --            --          --           --          --

Steven G. Taylor            5,000           10.1%         $4.00     2/2/2009      $12,578     $31,875

John C. Taylor(3)             --              --            --          --           --          --

Gary P. Jensen              5,000           10.1%         $4.00     2/2/2009      $12,578     $31,875

Michael J. Valentine          --              --            --          --           --          --

(1) The stock options reflected above expire if the individual's employment with the Company terminates. The stock options set forth above are exercisable with respect to the Common Stock underlying such options 25% annually commencing on the first anniversary of the date of the grant and become fully exercisable on the fourth anniversary of the date of the grant.

(2) Amounts represent hypothetical gains or "option spreads" that could be achieved for the respective options based on assumed annual compound stock appreciation rates of 5% and 10% over the original full ten-year term of these options. The 5% and 10% rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate of the future market price of the Common Stock.

(3) John C. Taylor resigned effective April 12, 1999 and therefore stock options granted of 2,500 shares were terminated on April 13,1999 in accordance with the provisions of the 1998
Plan.

OPTION EXERCISES AND HOLDINGS
-----------------------------
The following table sets forth the certain information regarding option exercises during fiscal 1999 by each of the Named Executive Officers and the number and value of securities underlying options held by each of the Named
Executive Officers at June 24, 1999.

	    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
		  AND FISCAL YEAR-END OPTION VALUES
	    -----------------------------------------------

							 Number of Unexercised      Value of Unexercised In the Money
		      Shares Acquired     Value     Options at Fiscal-Year End (#)     Options at Fiscal-Year End($)
Name                   on Exercise(#)  Realized($)     Exercisable/Unexercisable         Exercisable/Unexercisable
--------------------  ---------------  -----------  ------------------------------  ---------------------------------
Jasper B. Sanfilippo          --            --                   --                                --

Mathias A. Valentine          --            --                   --                                --

Steven G. Taylor              --            --              18,775/7,225                           --(1)

John C. Taylor                --            --              18,075/0(2)                            --(1)

Gary P. Jensen                --            --               6,350/7,050                           --(1)

Michael J. Valentine          --            --               2,850/1,300                           --(1)


(1) The exercise price for each of the exercisable options which remained unexercised as of June 24, 1999 exceeded the fair market value of the Common Stock underlying such options at June 24, 1999.

(2) Resigned as an executive officer of the Company effective
April 12, 1999. In accordance with 1991 Plan, 1995 Plan and 1998 Plan, non-vested stock options terminated April
13, 1999. Also, exercisable stock options terminated effective July 12, 1999.

EMPLOYMENT CONTRACT
-------------------
Sunshine was a party to an Employment Agreement with Steven G. Taylor, dated June 17, 1992, pursuant to which Steven G. Taylor was to be employed as and serve as a Vice President of Sunshine until June 17, 2000. Steven G. Taylor's annual base compensation under his Employment Agreement was $150,000, subject to increase from time to time in the sole discretion of the Board of Directors of Sunshine but generally in accordance with Sunshine's customary practices for increases in base salaries. Under his Employment Agreement, Steven G. Taylor was entitled to participate in employment plans and benefits provided by Sunshine to executive officers of Sunshine and was also entitled to receive pay increases, bonuses and stock options comparable to those available annually to upper level management employees of the Company. In accordance with the terms of the Employment Agreement, the Board of Directors of Sunshine fixed the fiscal 1999 salary for Steven G. Taylor at $194,807. On June 25, 1999 the Company dissolved Sunshine and merged it with the Company.
The Company guaranteed the performance of Sunshine under the Employment Agreement and is now directly responsible for Mr.
Taylor's salary.   The Company anticipates entering into a
new Employment Agreement with Mr. Taylor.


The Report of the Compensation Committee on Executive Compensation and the Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

      JOINT REPORT OF THE BOARD OF DIRECTORS AND THE COMPENSATION
		COMMITTEE ON EXECUTIVE COMPENSATION
      -----------------------------------------------------------
EXECUTIVE COMPENSATION PRINCIPLES
---------------------------------
The Company's Executive Compensation Program is based on principles designed to align executive compensation with Company objectives, management initiatives and business financial performance. These principles are applied by the Board of Directors and Compensation Committee (and, in the case of Steven G. Taylor, subject to the terms of his Employment Agreement, see "Executive Compensation -
Employment Contract") to:

-- Attract and retain key executives critical to the success of the Company and its subsidiaries.

-- Reward executives for long-term strategic management and the enhancement of stockholder value.

-- Support a performance-oriented environment that rewards performance based on Company goals.

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAM
------------------------------------------
The Company's total compensation program for its executive officers consists of both cash and, except with respect to the Chief Executive Officer and the President, equity based compensation. Each executive officer's annual compensation consists of a base salary, eligibility for matching and discretionary contributions to the 401(k) Plan and eligibility for an annual bonus under the Incentive Bonus Program. In addition, the Company provides life (including split-dollar life insurance) and disability insurance for certain executive officers. The Compensation Committee determines the level of base salary for key executive officers, including the Chief Executive Officer, and a base salary range for other executive officers. The Compensation Committee generally determines such salary or salary range based on a number of factors and criteria, including the salaries paid by the Company to its executive officers during the immediately preceding year, the rate of inflation, the Company's performance during the immediately preceding fiscal year, the performance of the executive officer during the immediately preceding fiscal year and the salaries paid to the executive officers of certain other companies engaged in the food or agricultural commodity business with annual sales of less than $1.0 billion (the "Compensation Comparison Group"). The weight and importance given each year to the foregoing factors, the individual components of each factor and the decision whether to consider additional factors, lies within the subjective discretion of the Compensation Committee. Because the compensation levels of the Company's executive officers are significantly below compensation levels that would be affected by the limitations on the deduction of executive salaries imposed by Section 162(m) of the Code ("Section 162(m)"), the Compensation Committee has not formulated a policy with respect to Section 162(m). The 1998 Plan provides for certain limits, consistent with Code Section 162 and the regulations promulgated thereunder, on the maximum number of shares of Common Stock subject to options that may be granted to any grantee in any one calendar year.

FISCAL 1999 EXECUTIVE COMPENSATION
----------------------------------
In April 1997, the Company changed its fiscal year from a calendar year to a fiscal year ending on the final Thursday of
June each year.   In order to transition from a calendar year
to a June fiscal year, the Company reported financial results
for the twenty-six week period ended June 26, 1997.   The
Company's fiscal 1998 year thus consisted of the fifty-two
week period ended June 25, 1998.   The Company's fiscal 1999
year consisted of the fifty-two week period ended June 24, 1999.

Despite the change in the Company's fiscal year, the base salaries and salary ranges for the Company's executive officers have continued to be determined at the first meetings of the Compensation Committee and Board of Directors of the calendar year. Accordingly, fiscal 1999 base salaries and salary ranges include one-half year of amounts set as of the beginning of calendar 1999.

The Compensation Committee primarily based calendar 1997, 1998 and 1999 salaries and salary ranges of the Company's executive officers, including the Chief Executive Officer, on the salaries paid to such executive officers in 1996, 1997 and
1998, respectively.   For calendar 1997, 1998 and 1999, such
base salaries and salary ranges were generally increased by a percentage slightly greater than the percentage change in the Consumer Price Index in 1996, 1997 and 1998, respectively. The Compensation Committee determined, in general, not to increase additionally such salaries and salary ranges, including the salary of the Chief Executive Officer, as a result of the Company's performance in 1996 and the Transition Period.
The Compensation Committee did not use the salaries of executive officers of the Compensation Comparison Group to establish base salaries and salary ranges for the Company's executive officers, including the Chief Executive Officer, but did compare its determination of such salaries and salary ranges against the base salaries reported for executive officers of the Compensation Comparison Group as an independent measure of reasonableness. The calendar 1997, 1998 and 1999 base salaries for the Company's executive officers set by the Compensation Committee were, in general, at the low to medium ranges when compared to the base salaries of the Compensation Comparison Group executives. However, the Compensation Committee does not currently have an established policy with regard to the salaries and salary ranges of the Company's executive officers, including the salary of the Chief Executive Officer, relative to the salaries paid to the Compensation Comparison Group executive officers.

The Company awards annual bonuses to executive officers of the Company pursuant to the Incentive Bonus Program. Under the Incentive Bonus Program, each executive officer receives a set percentage of his salary as a bonus if the Company's earnings per share for the prior fiscal year meet or exceed specified levels, which percentage increases as the Company's earnings per share increase. The Board of Directors, when it adopted the Incentive Bonus Program, set the earnings per share targets and salary percentages for executive officers based on the subjective judgment of the directors, as well as management's recommendations regarding a number of factors such as position held and annual performance. The Company paid bonuses of $61,421 and $161,949, in the aggregate, to the Company's executive officers for the Transition Period and fiscal 1998, respectively, pursuant to the Incentive Bonus Program. In fiscal 1999 bonuses were not earned under the Incentive Bonus Program.

The Company provides long-term incentives to its executive officers through its stock option plans. Through the award of stock option grants, the objective of aligning executive officers' long-range interests with those of the stockholders are met by providing the executive officers with the opportunity to build a meaningful stake in the Company. The Stock Option Committee reviewed and approved the participation of employees of the Company and its subsidiaries under the 1991 Plan (which was terminated in February 1995) and the 1995 Plan through February 27, 1997, at which time the Stock Option Committee was eliminated and its duties and responsibilities under both plans were assumed by the full Board. The Board did not award any stock options to executive officers during fiscal 1998. In accordance with the 1995 Plan, options were issued during the Transition Period by the Board of Directors to certain Company employees, including certain executive officers. The Board of Directors did not assign any measurable weighting to any of the factors it considered in approving these grants of stock options. However, the Board of Directors did consider and approve the amounts and terms of prior option awards in determining the recipients of options grants during the Transition Period. The 1995 Plan was
terminated effective August 27, 1998.   In fiscal 1999, the
Board awarded stock options under the 1998 Plan to certain of its executive officers (other than Jasper B. Sanfilippo and Mathias A. Valentine, who are not eligible to participate in the 1998 Plan). See "Option Grant Table".

Executive officers are eligible to participate in the Company's 401(k) Plan, including Company matching and discretionary contributions to the 401(k) Plan. The Company made no discretionary contributions to the 401(k) Plan for fiscal 1999, fiscal 1998 or the Transition Period; however, the executive officers as a whole had $2,800, $2,100 and $2,100 contributed as matching funds under the 401(k) Plan for fiscal 1999, fiscal 1998 and the Transition Period, respectively. The Company provides certain executive officers with life and disability insurance. The Company also maintains split-dollar life insurance policies on the joint lives of Jasper B. Sanfilippo and his spouse and Mathias A. Valentine and his spouse, and on the life of John C. Taylor. See "Executive Compensation - Summary Compensation Table".

The Compensation Committee and the Board of Directors believe that their respective grants of compensation awards will produce significant long-term compensation for periods when the Company's performance objectives are met.

FISCAL 1999 CHIEF EXECUTIVE OFFICER COMPENSATION
------------------------------------------------
The Chief Executive Officer's fiscal 1999 base salary increased to $410,000 which was a percentage increase from his base salary for the comparable fifty-two week period in 1998 that was slightly less than the rate of inflation between these comparative periods. The Compensation Committee based this increase in the Chief Executive Officer's base salary on the factors and criteria discussed above with regard to the establishment of calendar 1997, 1998 and 1999 base salaries and salary ranges for the Company's executive officers. The Chief Executive Officer's fiscal 1999 base salary was at the medium range of the base salaries of chief executive officers of the companies in the Compensation Comparison Group.
William D. Fischer and John W. A. Buyers, as the only non-employee directors on the Compensation Committee during fiscal 1999, were assisted in establishing the increase in the Chief Executive Officer's base salary for fiscal 1999 by their broad knowledge of executive pay practices in the food industry and the importance to the Company of the services provided by the Chief Executive Officer. The Chief Executive Officer was awarded a bonus of $18,000 and $45,995 for the Transition Period and fiscal 1998, respectively, pursuant to the formula established for him under the Incentive Bonus Program as described above. In fiscal 1999 the Chief Executive Officer did not receive a bonus. The Chief Executive Officer did not participate in the 1991 Plan or the 1995 Plan and is not eligible to participate in the 1998 Plan. In fiscal 1999, the Company also provided the Chief Executive Officer with life insurance and split-dollar life insurance as discussed above.


		   Compensation Committee    Board of Directors
		   ----------------------    ------------------
		   Jasper B. Sanfilippo      Jasper B. Sanfilippo
		   Mathias A. Valentine      Mathias A. Valentine
		   William D. Fischer        Michael J. Valentine
		   John W. A. Buyers         Jeffrey T. Sanfilippo
					     William D. Fischer
					     John W. A. Buyers
					     J. William Petty


		  PERFORMANCE GRAPH
		  -----------------

The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock for the period from December 31, 1993 to June 24, 1999 with the cumulative total return of the Standard & Poor's 500 stock index and a peer group of companies selected by the Company (the "Peer Group") for purposes of the comparison and identified below. Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.

	Comparison of Cumulative Total Return(1)
	Among the Company, S&P 500 Index and Peer Group (2)

The following table represents a comparison of the total return among John B. Sanfilippo & Son, Inc., the S&P 500 and the Peer Group Index:

		       Dec-93  Dec-94  Dec-95  Dec-96  Jun-97  Jun-98  Jun-99
		       ------  ------  ------  ------  ------  ------  ------
John B. Sanfilippo     100.00   38.21   64.27   34.74   55.21   33.86   26.77
 & Son, Inc.

S&P 500                100.00  101.32  139.37  171.35  223.48  268.94  316.41

Peer Group Index       100.00   84.58  115.90  113.32  159.06  189.94  144.21


 (1)    Assumes $100 invested on December 31, 1993 in the
Company's Common Stock, S&P 500 Index and Peer
Group.

 (2) The Peer Group selected by the Company is comprised of the following companies: Chock Full O'Nuts Corp., J&J Snack
Foods Corp., Universal Foods Corp. and Tootsie Roll
Industries, Inc.  The Peer Group was selected by the
Company in good faith based upon similarities in the nature of the business of the companies, total revenues, seasonality of business of the companies and market capitalization.


	COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
	-----------------------------------------------------------
The Compensation Committee, which reviews and makes recommendations to the Board with respect to salaries, bonuses and other compensation of officers and other executives, was comprised of Jasper B. Sanfilippo, Mathias A. Valentine,
William D. Fischer and John W. A. Buyers. Mr. Sanfilippo is the Company's Chairman of the Board and Chief Executive
Officer.  Mr. Valentine is the Company's President.

Below is a summary of certain transactions between the Company and either of Messrs. Sanfilippo or Valentine, or persons with whom they are related or entities in which they have an interest. All such transactions have been and will continue to be on terms which the Company believes to be at least as favorable to the Company as could be obtained from unaffiliated parties.

LEASE ARRANGEMENTS
------------------
The Company leases a warehousing and retail facility in Des Plaines, Illinois (the "Des Plaines Facility") and its production and office facilities at 2299 Busse Road, Elk Grove Village, Illinois (the "Busse Road Facility") from land trusts in which the direct and indirect beneficiaries are Jasper B. Sanfilippo (a stockholder, director and executive officer of the Company), Mathias A. Valentine (a stockholder, director and executive officer of the Company), their respective spouses, Anne Karacic and Rose Laketa (sisters of Mr. Sanfilippo) and Rosalie Sanfilippo (Mr. Sanfilippo's mother). The lease for the Des Plaines Facility expires on October 31, 2010 and provides for monthly rent of $21,250, subject to periodic increases based on increases in the Consumer Price Index (the "CPI") on each of June 1, 2003 and June 1, 2005. The lease for the Busse Road Facility, as amended, expires on May 31, 2015 and provides for monthly rent of $84,500, subject to CPI increases on each of June 1, 2002, June 1, 2007 and June 1, 2012. Previous amendments to the lease delayed a scheduled CPI increase scheduled for 1995 until June 1, 1997. Effective January 1, 1998, the lease was further amended to waive the June 1997 CPI adjustment and increase the rent to its current level (from $74,084 per month). The increase in monthly rent is less than the increase that would have been implemented if the scheduled CPI increase had not been waived. The leases for the Des Plaines Facility and the Busse Road Facility also require the Company to pay the real estate taxes on, and to maintain and insure, the Des Plaines Facility and the Busse Road Facility. During fiscal 1998, the aggregate amount of real estate taxes on and insurance premiums paid by the Company under both leases was approximately $301,000.

The Company constructed an addition to the Busse Road Facility (the "Addition") which is situated on property owned by the land trust that owns the Busse Road Facility (the "Busse Land Trust") and on property owned by the Company. Accordingly, (i) the Company and the Busse Land Trust entered into a ground lease with a term beginning January 1, 1995 pursuant to which the Company leases from the Busse Land Trust the land on which a portion of the Addition is situated and all related improvements thereon (the "Busse Addition Property"), and (ii) the Company, the Busse Land Trust and the sole beneficiary of the Busse Land Trust entered into a party wall agreement effective as of January 1, 1995, which sets forth the respective rights and obligations of the Company and the Busse Land Trust with respect to the common wall which separates the existing Busse Road Facility and the Addition. The ground lease has a term which expires on May 31, 2015 (the same date on which the Company's lease for the Busse Road Facility expires) and requires the Company to pay the Busse Land Trust annual rent of $6,425, subject to CPI increases on each of June 1, 2000, June 1, 2005 and June 1, 2010. The Company has an option to extend the term of the ground lease for one five-year term, an option to purchase the Busse Addition Property at its then appraised fair market value at any time during the term of the ground lease, and a right of first refusal with respect to the Busse Addition Property.
The ground lease also requires the Company to pay the real estate taxes on, and to insure the Busse Addition Property. The party wall agreement grants the Company the right to use and the obligation to participate pro rata with the Busse Partnership (defined below) in the maintenance of the common wall shared by the Addition and Busse Road Facility.

The sole beneficiary of the Busse Land Trust is the Arthur/Busse Limited Partnership (the "Busse Partnership"). The general partner of the Busse Partnership is Arthur/Busse Properties, Inc. The shareholders of Arthur/Busse Properties, Inc. and the limited partners of the Busse Partnership are Jasper B. Sanfilippo, Marian Sanfilippo (Mr. Sanfilippo's wife), Mathias A. Valentine, Mary Valentine (Mr. Valentine's wife), Anne Karacic and Rose Laketa (sisters of
Mr. Sanfilippo), and Rosalie Sanfilippo (Mr. Sanfilippo's mother).

SUPPLIER, VENDOR, BROKER AND OTHER ARRANGEMENTS
-----------------------------------------------
During fiscal 1999, the Company purchased approximately $559 thousand of products and services from Navarro Pecan Company, Inc., ("Navarro") a processor of pecans, and sold approximately $1.70 million of products and services to Navarro. The Company anticipates that it will continue to make such purchases from and sales to Navarro in fiscal 2000 and thereafter. Jasper B. Sanfilippo, a stockholder, director and executive officer of the Company, also serves as a director and officer of Navarro. In addition, Mr. Sanfilippo owns 33-1/3% of the outstanding common stock of Navarro. The remaining two-thirds of the outstanding common stock of Navarro is owned by unaffiliated parties.

During fiscal 1999, the Company purchased approximately $4.67 million of raw materials from an entity in respect of which Jasper B. Sanfilippo, a stockholder, director and executive officer of the Company, serves as a director and owns 50% of the outstanding common stock.

During fiscal 1999, the Company purchased approximately $436 thousand of manufacturing equipment (such as canning and packaging machinery), engineering services and inventory from JesCorp, Inc. and MAP Systems International, a division of JesCorp, Inc. ("JesCorp"). The Company anticipates that it will continue to make such purchases of products and services from JesCorp in fiscal 2000 and thereafter. James J. Sanfilippo and John Sanfilippo are the stockholders, directors and officers of JesCorp and are employees and stockholders of the Company and sons of Jasper B. Sanfilippo, a stockholder, director and executive officer of the Company. Marian Sanfilippo, Jasper B. Sanfilippo's wife and a beneficial owner of more than 5% of the Company's outstanding Class A Stock, is also a director of JesCorp. During fiscal 1999, JesCorp subleased from the Company approximately 26,820 square feet of space at the Company's facilities and paid rent for this space at the rate of $11,976 per month. Effective May 1, 1999, Jescorp increased the square footage subleased from the Company to approximately 28,600 feet and adjusted the monthly rental rate to $12,874. This amount is equal to the amount paid by the Company in respect of such space (inclusive of taxes). JesCorp's lease will expire on December 31, 2000.

During fiscal 1999, the Company utilized the services of Jenner & Block ("Jenner") as legal counsel for a number of corporate legal matters. The Company anticipates that it will continue to utilize the services of Jenner when legal counsel is warranted. Timothy R. Donovan, a nominee for election to the Company's Board of Directors by the holders of Class A
Stock is currently a partner of Jenner.   Mr. Donovan will
resign from Jenner at the end of this calendar year.

During part of fiscal 1999, Gibson Specialty Corporation ("Gibson") rented approximately 8,000 square feet of space from the Company for $3,577 per month in rent under an oral month-to-month lease arrangement. Effective January 1999 the lease arrangement was terminated. Gibson's rent was equal to the amount paid by the Company in respect of such space (inclusive of taxes). Gibson is owned by Jerome Evon, the son-in-law of Jasper B. Sanfilippo.

During fiscal 1999, the Company purchased approximately $84 thousand of raw materials from Dawsen Graphics ("Dawsen"). The Company anticipates that it will continue to purchase raw materials from Dawsen in fiscal 2000. Dawsen is owned by Jerome Evon, the son-in-law of Jasper B. Sanfilippo

The Company entered into a three-year agreement with Compass Sales and Marketing ("Compass") to act as a broker for the
Company.    John C. Taylor, Jr., president of Compass, is the
son of John C. Taylor, a former director and former executive officer of the Company. In their capacity as broker, Compass makes customer calls, manages brokers, provides retail services and provides information services. Compass is paid for their service on terms substantially equivalent to the terms on which other brokers utilized by the Company are paid.
 The Company paid Compass $414,000 during fiscal 1999. Christopher Taylor, a former employee of the Company, is the son of John C. Taylor, a former director and former executive officer of the Company. His total compensation for fiscal 1999 was $67,347.

During fiscal 1999, the Company compensated the following employees who are related to directors, director nominees, or executive officers of the Company. James A. Valentine, Vice President of Management Information Systems, is the son of Mathias A. Valentine, President and a director of the Company and the brother of Michael J. Valentine, a director and an executive officer of the Company. James A. Valentine's total compensation for fiscal 1999 was $101,561. Roseanne Karacic, Director of Creative Services, is the sister-in-law of Timothy
R. Donovan, a nominee for election to the Company's Board of Directors by the holders of Class A stock. Roseanne Karacic's total compensation for fiscal 1999 was $70,798. Lisa Evon, Industrial Sales Manager, is the daughter of Jasper B. Sanfilippo, Chairman of the Board and Chief Executive Officer and director of the Company, and the sister of Jasper B. Sanfilippo, Jr., an executive officer of the Company and Jeffrey T. Sanfilippo, an executive officer and director of the Company. Lisa Evon's total compensation for fiscal 1999 was $67,771.

	RATIFY APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
		 AS INDEPENDENT ACCOUNTANTS
	------------------------------------------------
The stockholders will be asked to ratify the appointment of the firm of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending June 29, 2000. This appointment was made by the Board of Directors on recommendation of its Audit Committee.

PricewaterhouseCoopers LLP served as independent accountants for the fiscal year ended June 24, 1999 and it (or its predecessor by merger, Price Waterhouse LLP) has acted as accountants for
the Company since 1982.   Representatives of
PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending June 29, 2000.

The affirmative vote of the holders of shares representing a majority of the votes entitled to be cast by the holders of shares present and entitled to vote at the Annual Meeting is required for ratification of this item. No determination has been made as to what action the Board of Directors would take if the appointment is not ratified.


	ANNUAL REPORT
	-------------
The Company's annual report for the fiscal year ended June 24, 1999 has been included in the mailing of this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.


	STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING
	-------------------------------------------------
Any stockholder proposal to be considered for inclusion in the proxy materials for the Company's 2000 annual meeting of stockholders must be received at the principal executive offices of the Company no later than May 18, 2000 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

On May 21, 1998, the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities Exchange Act of 1934. The amendment to 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal which the stockholder has not sought to include in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company's 2000 annual meeting of stockholders, if the Company is not provided notice of a stockholder proposal which the stockholder has not previously sought to include in the Company's proxy statement by August 1, 2000, the management proxies will be allowed to use their discretionary authority as outlined above.


	PROXY SOLICITATION
	------------------
Proxies will be solicited by mail. Proxies may also be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for their expenses in doing so. The entire cost of the preparation and mailing of this Proxy Statement and accompanying materials and the related proxy solicitation will be borne by the Company.

Stockholders are requested to complete and sign the enclosed proxy, which is solicited by the Board of Directors, and promptly return it in the accompanying envelope whether or not they plan to attend the Annual Meeting in person. The proxy is revocable at any time before it is voted. Returning the proxy will in no way limit a stockholder's right to vote at the Annual Meeting if the stockholder attends and chooses to vote in person.


	OTHER MATTERS
	-------------
Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting. However, if other matters are properly presented for a vote, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

				By Order of the Board of Directors


				/s/ MICHAEL J. VALENTINE
				------------------------
				MICHAEL J. VALENTINE
				Secretary
Elk Grove Village, Illinois
September 15, 1999



APPENDIX A - CLASS A COMMON STOCK PROXY CARD
--------------------------------------------

		   JOHN B. SANFILIPPO & SON, INC.
	PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
	  ANNUAL MEETING OF STOCKHOLDERS OCTOBER 27, 1999

Jasper B. Sanfilippo, Mathias A. Valentine and Michael J. Valentine, or any one or more of them, with power of substitution in each, are hereby appointed the proxies of the undersigned to vote all shares of the Class A Common
Stock of John B. Sanfilippo & Son, Inc., that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held October 27, 1999 at the hour of 10:00 A.M., local time, at the Wyndham Hotel Northwest Chicago, 400 Park Boulevard, Itasca, Illinois 60143, and at all adjournments thereof, upon such business as may properly come before the meeting, including the items listed on the reverse side and as more completely described in the enclosed Notice of Annual Meeting and Proxy Statement:

   (THIS PROXY IS CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

- - -
|X X| Please mark your            Nominees: Jasper B. Sanfilippo
| X | vote as in this                       Mathias A. Valentine
|X X| example.                              Michael J. Valentine
- - -                                       Jeffrey T. Sanfilippo
					    Timothy R. Donovan

				     FOR          WITHHELD
1. Election of Directors by         -----          -----
   holders of Class A Stock         |   |          |   |
                                    |   |          |   |
                                    -----          -----

   For, except vote withheld from the following nominee(s):

   ---------------------------------------------------------------------

2. APPROVAL OF APPOINTMENT OF
   ACCOUNTANTS: Approval of          FOR    AGAINST   ABSTAIN
   appointment of                   -----    -----     -----
   Pricewaterhouse Coopers LLP      |   |    |   |     |   |
   as independent accountants       |   |    |   |     |   |
   for fiscal 2000.                 -----    -----     -----

3. UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING:
   In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE DEEMED TO CONSTITUTE DIRECTION TO VOTE "FOR" EACH OF
THE ABOVE PROPOSALS.

Please mark, sign, date and return the proxy card using the enclosed envelope.

SIGNATURE(S)                                  DATE
            ----------------------------------    -------------------

NOTE: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, give full title as such. If a corporation, please sign in corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

APPENDIX B - COMMON STOCK PROXY CARD
------------------------------------

		   JOHN B. SANFILIPPO & SON, INC.
	PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
	  ANNUAL MEETING OF STOCKHOLDERS OCTOBER 27, 1999

Jasper B. Sanfilippo, Mathias A. Valentine and Michael J. Valentine, or any one or more of them, with power of substitution in each, are hereby appointed the proxies of the undersigned to vote all shares of the Common
Stock of John B. Sanfilippo & Son, Inc., that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held October 27, 1999 at the hour of 10:00 A.M., local time, at the Wyndham Hotel Northwest Chicago, 400 Park Boulevard, Itasca, Illinois 60143, and at all adjournments thereof, upon such business as may properly come before the meeting, including the items listed on the reverse side and as more completely described in the enclosed Notice of Annual Meeting and Proxy Statement:

   (THIS PROXY IS CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

- - -
|X X| Please mark your            Nominees: Gov. James R. Edgar
| X | vote as in this                       John W.A. Buyers
|X X| example.
- - -


				     FOR          WITHHELD
1. Election of Directors by         -----          -----
   holders of Class A Stock         |   |          |   |
                                    |   |          |   |
                                    -----          -----

   For, except vote withheld from the following nominee(s):

   ---------------------------------------------------------------------

2. APPROVAL OF APPOINTMENT OF
   ACCOUNTANTS: Approval of          FOR    AGAINST   ABSTAIN
   appointment of                   -----    -----     -----
   Pricewaterhouse Coopers LLP      |   |    |   |     |   |
   as independent accountants       |   |    |   |     |   |
   for fiscal 2000.                 -----    -----     -----

3. UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING:
   In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE DEEMED TO CONSTITUTE DIRECTION TO VOTE "FOR" EACH OF
THE ABOVE PROPOSALS.

Please mark, sign, date and return the proxy card using the enclosed envelope.

SIGNATURE(S)                                  DATE
            ----------------------------------    -------------------

NOTE: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, give full title as such. If a corporation, please sign in corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.